Exhibit 99.2
                                                                    ------------

                        Report of Independent Accountants


First National Bank of Atlanta
77 Reeds Way
New Castle Corporate Commons
New Castle, Delaware 19720

       and

The Bank of New York
101 Barclay Street
Corporate Backed Asset Unit
New York, New York 10286


                    Partners First Credit Card Master Trust

We have examined management's assertion, included in the accompanying Report of Management on Controls, that The First National Bank of Atlanta (the "Company"), a wholly-owned subsidiary of Wachovia Corporation, maintained effective control over the functions performed as Servicer of the Partners First Credit Card Master Trust, including Series 1998-2 and Series 1998-3 (collectively, the "Trust), as of December 31, 2000, in providing reasonable assurance that Trust assets are safeguarded against loss from unauthorized use or disposition and that transactions are executed in accordance with management's authorization in conformity with the Amended and Restated Pooling and Servicing Agreement dated as of January 31, 2000 (the "Agreement"), and the Series 1998-2 and Series 1998-3 Supplements to the Amended and Restated Pooling and Servicing Agreement dated June 26, 1998 (the "Supplements"), between the Company as Servicer and The Bank of New York as Trustee, on behalf of the Securityholders of the Trust, and are recorded properly to permit the preparation of the required financial reports.

Management is responsible for the Company's controls over the functions performed as Servicer of the Trust. Our responsibility is to express an opinion on management's assertion based on our examination.

Our examination was conducted in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included obtaining an understanding of the controls over the functions performed by the Company as Servicer of the Trust, testing and evaluating the design and operating effectiveness of those controls, and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion.

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Because of inherent limitations in any control, misstatements due to error or fraud may occur and not be detected. Also, projections of any evaluation of the controls over the functions performed by the Company as Servicer of the Trust to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the controls may deteriorate.

In our opinion, management's assertion, that the Company maintained effective control over the functions performed as Servicer of the Trust are effective, as of December 31, 2000, in providing reasonable assurance that Trust assets are safeguarded against loss from unauthorized use or disposition and that transactions are executed in accordance with management's authorization in conformity with the Agreement and Supplements, between the Company as Servicer and The Bank of New York as Trustee, on behalf of the Securityholders of the Trust, and are recorded properly to permit the preparation of the required financial reports, is fairly stated, in all material respects, based upon the following criteria:

     o The controls provide reasonable assurance that funds collected are remitted to the Trustee in accordance with the Agreement and Supplements.

     o The controls provide reasonable assurance that Trust assets are segregated from those retained by the Company in accordance with the Agreement and Supplements.

     o The controls provide reasonable assurance that expenses incurred by the Trust are calculated and remitted in accordance with the Agreement and Supplements.

     o The controls provide reasonable assurance that the addition of accounts to the Trust are authorized in accordance with the Agreement and Supplements.

     o The controls provide reasonable assurance that Trust assets amortizing out of the Trust are calculated in accordance with the Agreement and Supplements.

     o The controls provide reasonable assurance that monthly servicer's certificates provided to the Trustee are reviewed by the Vice President, or above, prior to distribution.

     o The controls provide reasonable assurance that monthly servicer's certificates contain all required information in accordance with the Agreement and Supplements.

This report is intended solely for the information and use of the First National Bank of Atlanta and The Bank of New York and is not intended to be and should not be used by anyone other than these specified parties.

                                                           /s/ Ernst & Young LLP


March 15, 2001


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